ABC-NACO FILES VOLUNTARY CHAPTER 11 PETITION,
              RECEIVES COMMITMENT FOR $20 MILLION IN NEW FINANCING

Lombard, Ill. - October 18, 2001, ABC-NACO Inc. (ABCR) announced today the company and its U.S. subsidiaries have filed voluntary petitions to reorganize their businesses under Chapter 11 of the U.S. Bankruptcy Code. The filings, due primarily to the severe downturn in the rail supply industry and the company's large debt burden, were made in the United States Bankruptcy Court for the Northern District of Illinois, Chicago, Illinois.

Operations around the world, including the United States, will remain open, operating to fulfill existing and future customer requirements. This filing does not include the company's subsidiaries or joint ventures in Canada, Mexico, Scotland, Sweden, Portugal, or China.

Filing for reorganization became necessary due to a severe liquidity crisis caused primarily by the exceptionally weak market for ABC-NACO's products. Additional factors included the 80-day strike at the Sahagun, Hidalgo, Mexico facility and the roof collapse at the Cicero, Illinois facility, both of which occurred this past summer.

To ensure continuation of operations, ABC-NACO received a commitment for a $20 million debtor-in-possession (DIP) financing facility from its existing senior secured bank group. The financing will become available for future operating obligations, once approved by the court. Together with the cash generated from operations going forward, this financing will provide the necessary liquidity for the company to fulfill future obligations to customers, suppliers and employees.

"Despite our efforts to reduce costs and maximize cash flow, the continuing deterioration of the rail supply market significantly aggravated our liquidity situation. After careful review of the company's financial condition and all available alternatives, the Board of Directors and senior management concluded today's court filing by our U.S. operations was a necessity," said Vaughn Makary, President and Chief Executive Officer of ABC-NACO.

The company has retained the management consulting firm of Morris-Anderson and Associates, Ltd. and the investment banking firm of Lincoln Partners L.L.C. to assist it in the evaluation of reorganization alternatives in order to maximize its business enterprise value.

Makary added, "In the best interest of our constituencies, including our employees, the company's domestic and foreign operating units will continue to serve their customers during this process of maximizing business enterprise value."

The company said it is filing first day motions to support its employees, customers and vendors, to obtain interim financing authority, to maintain existing cash management programs, to retain legal, financial, and other professionals relative to the company's reorganization cases, and for other relief. The company is retaining the law firm of D'Ancona & Pflaum L.L.C. to assist in the court proceedings.

The company is one of the world's leading suppliers of technologically advanced products to the rail industry. With four technology centers around the world, the company holds pre-eminent market positions in the design, engineering and manufacture of high-performance freight car, locomotive and passenger suspension and coupling systems, wheels and mounted wheel sets. The company also supplies railroad and transit infrastructure products and services and technology-driven specialty track products. It has offices and facilities in the United States, Canada, Mexico, Scotland, Portugal and China.

Safe  Harbor  Statement  Under  The  Private Securities Litigation Reform Act of
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1995:
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The statements contained in this release, which are not historical facts, may be deemed to be forward-looking statements that are subject to change based on various factors, which may be beyond the control of ABC-NACO Inc. Accordingly, actual results could differ materially from those expressed or implied in any such forward-looking statement. Factors that could affect actual results are described more fully in the Company's Amended Annual Report on Form 10-K for the year ended December 31, 2000, under the captions "Recent Developments" and "Regarding Forward Looking Statements," and other risks described from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Contacts:
FOR  ABC-NACO  INVESTORS:
-------------------------
Restructuring Hotline
800-793-7121

FOR  U.S./INTERNATIONAL  MEDIA:
-------------------------------
Wendy  Bennett
Director  Corporate  Communications
630-792-2010